Exhibit 12

                              Greyhound Funding LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                             Period from
                                                                                                             June 24, 1999
                                                                                                              (inception)
                                                   Three Months Ended                 Year ended                through
                                                        March 31,                    December 31,             December 31
                                                   2002           2001           2001            2000            1999

Earnings available to cover fixed charges:
Income before income taxes                    $      24,133   $      23,208  $      97,793  $      82,130   $      36,412
Plus: Fixed charges                                  12,262          42,122        115,722        172,764          71,776
Earnings available to cover fixed charges     $      36,395   $      65,330  $     213,515  $     254,894   $     108,188


Fixed charges:
Interest expense                              $      12,262   $      42,122  $     115,722  $     172,764   $      71,776
Total fixed charges                           $      12,262   $      42,122  $     115,722  $     172,764   $      71,776

Ratio of earnings to fixed charges                     2.97x          1.55x          1.85x           1.48x           1.51x